Exhibit 2.3

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and between

Hewlett Packard Enterprise Company,

Seattle SpinCo, Inc.

and

Micro Focus International plc

Dated as of September 7, 2016

i

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of September 7, 2017, is entered into by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), Seattle SpinCo, Inc., a Delaware corporation (“Seattle”), and Micro Focus International PLC, a company organized under the laws of England and Wales (“Miami,” and together with Houston and Seattle, the “Parties”).

RECITALS:

WHEREAS, Houston and Seattle have entered into a Separation and Distribution Agreement which sets out the terms on which, and the conditions subject to which, they wish to implement the separation of their business (as contemplated in the such agreement) (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of September 7, 2016 (the “Merger Agreement”), by and among Houston, Seattle, Miami, Seattle Holdings, Inc. and Seattle MergerSub Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Seattle (the “Merger”), and all shares of Seattle Common Stock (as defined in the Merger Agreement) will be converted into the right to receive Miami Ordinary Shares upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Schedules have the meanings set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Separation Agreement.

1.1 “Action” has the meaning given to that term in the Separation Agreement.

1.2 “Adjustment Ratio” means a fraction, (a) the numerator of which is the closing sale price of a share of Houston Common Stock on the New York Stock Exchange immediately preceding the Distribution (as traded on the “regular way” market), and (b) the denominator of which is the opening sale price of a Miami Ordinary Share on the London Stock Exchange immediately following the Effective Time (as traded on the “regular way” market).

1.3 “Affiliate” has the meaning given to that term in the Separation Agreement.

1.4 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.5 “Approved Leave of Absence” means an absence from active service pursuant to an approved leave.

1.6 “Auditing Party” has the meaning set forth in Section 6.4(a).

1.7 “Automatic Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), any legislation in any European jurisdiction implementing the Acquired Rights Directive (2001/23/EC) (“ARD”) or any other legislation, regulations or applicable law in any other jurisdiction which has the same or similar effect to the ARD and/or seeks to automatically transfer the employment of individuals on the transfer of the business or part of the business in which they work or on the outsourcing, insourcing or retendering of services which they are engaged in providing.

1.8 “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other employee benefits arrangement, policy or payroll practice (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical or life) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangement sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “Houston,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Houston or a Houston Entity or any Benefit Plan with respect to which Houston or a Houston Entity is a party. When immediately preceded by “Seattle,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Seattle or any Seattle Entity or any Benefit Plan with respect to which Seattle or a Seattle Entity is a party. When immediately preceded by “Miami,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Miami or any of its Subsidiaries or any Benefit Plan with respect to which Miami or any of its Subsidiaries is a party.

1.9 “Business Employee” means (a) each employee who reports directly or indirectly to the Executive Vice President and General Manager, Software for Houston and (b) each employee who serves in a global functions role that is primarily dedicated to supporting the Seattle Business.

1.10 “Closing” has the meaning set forth in the Merger Agreement.

1.11 “Closing Date” has the meaning set forth in the Merger Agreement.

1.12 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

1.13 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.14 “Dallas” means HP Inc., a Delaware corporation (formerly known as Hewlett-Packard Company).

1.15 “Destination LOA Employee” means a Houston Destination LOA Employee or a Seattle Destination LOA Employee, as applicable.

1.16 “DEU Account” means (a) when immediately preceded by “Houston,” an account consisting of dividend equivalent units relating to Houston Common Stock granted under a Houston Stock Plan (or a historical Dallas stock plan) or (b) when immediately preceded by “Miami,” an account consisting of dividend equivalent units relating to Miami Ordinary Shares.

1.17 “Distribution Date” has the meaning given to that term in the Separation Agreement.

1.18 “Effective Time” has the meaning given to that term in the Separation Agreement.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.20 “Former Employee” means any individual whose employment with a Houston Entity or Seattle Entity terminates (or has terminated) prior to 12:01 am local time on the Operational Separation Date and who does not subsequently become employed by a Seattle Entity or a Houston Entity prior to the Distribution Date.

1.21 “Garden Leave” means an absence from active service at the request of an employer during a statutory or contractual notice period preceding termination of employment.

1.22 “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages as well as retirement medical savings accounts and retiree medical), dental, prescription, vision, short-term disability, long-term disability, life, accidental death and disability, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “Houston,” Health and Welfare Plan means any Health and Welfare Plan sponsored, maintained or contributed to by Houston or a Houston Entity or any Health and Welfare Plan with respect to which Houston or a Houston Entity is a party. When immediately preceded by “Miami,” Health and Welfare Plan means any Health and Welfare Plan sponsored, maintained or contributed to by Miami or any Miami Entity or any Health and Welfare Plan with respect to which Miami or a Miami Entity is a party.

1.23 “Historical Employee Matters Agreement” means the Employee Matters Agreement by and between Dallas and Houston, as amended to date.

1.24 “Houston” has the meaning set forth in the preamble to this Agreement.

1.25 “Houston 401(k) Contribution” has the meaning set forth in Section 3.1(b).

1.26 “Houston 401(k) Plan” means Houston’s 401(k) Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.27 “Houston Business” has the meaning given to that term in the Separation Agreement.

1.28 “Houston Common Stock” has the meaning given to that term in the Separation Agreement.

1.29 “Houston Destination LOA Employee” means each Seattle Employee who:

(a) is on Approved Leave of Absence from a Seattle Entity as of the Operational Separation Date,

(b) is not a Business Employee,

(c) does not transfer to a Houston Entity as of the Operational Separation Date, and

(d) returns to, or has a right to return to, active employment (i) before the LOA Return Deadline or (ii) under circumstances in which applicable Law requires a Houston Entity to offer employment to such Seattle Employee.

1.30 “Houston Employee” means any individual (a) who, as of 12:01 am local time on the Operational Separation Date, is either actively employed by, or on Approved Leave of Absence or Garden Leave from, any Houston Entity, (b) who transfers from a Seattle Entity to a Houston Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date or (c) who is hired by any Houston Entity after 12:01 am local time on the Operational Separation Date; provided, however, that Houston Employee will not include any individual who transfers from a Houston Entity to a Seattle Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date.

1.31 “Houston Entities” means the members of the Houston Group.

1.32 “Houston Equity Awards” means the Houston Options, Houston RSU Awards, Houston PARSU Awards, Houston DEU Accounts and Houston SARs.

1.33 “Houston ESPP” means Houston’s 2015 Employee Stock Purchase Plan.

1.34 “Houston Executive DC Plan” means Houston’s Executive Deferred Compensation Plan, in effect as of the time relevant to the applicable provision of this Agreement.

1.35 “Houston Group” has the meaning given to that term in the Separation Agreement.

1.36 “Houston Incentive Plans” means the cash-based annual or other short-term incentive plans of Houston or any Houston Entity, all as in effect as of the time relevant to the applicable provisions of this Agreement, including without limitation Houston’s 2015 Incentive Plan, as amended.

1.37 “Houston Non-Employee Director” means each member of the Houston Board of Directors as of immediately after the Effective Time who is not a Houston Employee.

1.38 “Houston Stock Plan” means Houston’s 2015 Stock Incentive Plan, including any sub-plan or addendum thereto.

1.39 “HP Excess Plans” has the meaning given to that term in the Historical Employee Matters Agreement.

1.40 “Individual Agreement” means any individual (a) employment contract, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) with a Houston Employee or Seattle Employee that is in effect immediately prior to the Operational Separation Date.

1.41 “Liabilities” or “Liability” has the meaning given to that term in the Separation Agreement.

1.42 “LOA Return Deadline” means the date that is one (1) year after the Distribution Date.

1.43 “Merger” has the meaning set forth in the recitals to this Agreement.

1.44 “Merger Agreement” has the meaning set forth in the recitals to this Agreement.

1.45 “Merger Sub” has the meaning set forth in the recitals to this Agreement.

1.46 “Miami” has the meaning set forth in the preamble to this Agreement.

1.47 “Miami Ordinary Shares” means the outstanding ordinary shares of £0.10 each in the capital of Miami.

1.48 “Miami Equity Awards” means the Miami Options, Miami RSU Awards, Miami PARSU Awards, Miami DEU Accounts and Miami SARs.

1.49 “Miami Executive DC Plan” means the Miami executive deferred compensation plan, as described in Section 5.5(b).

1.50 “Miami Health and Welfare Plans” has the meaning set forth in Section 4.1(a)(ii).

1.51 “Miami 401(k) Plan” has the meaning set forth in Section 3.1(c).

1.52 “Non-parties” has the meaning set forth in Section 6.4(b).

1.53 “Non-U.S. Retirement Plan” means each Houston Benefit Plan or Seattle Benefit Plan, whether or not intended to be tax-qualified, the primary purpose of which is to provide retirement benefits to Houston Employees, Seattle Employees and/or Former Employees who are or were employed by a Houston Entity or Seattle Entity located outside of the U.S.

1.54 “Operational Separation Date” means with respect to each applicable jurisdiction, the effective date of the Pre-Distribution Transfer Documents applicable to the Houston Entities and Seattle Entities operating in such jurisdiction, provided that such date occurs before the Distribution Date.

1.55 “Option” means (a) when immediately preceded by “Houston,” an option (including a performance-contingent option (“PCSO”)) to purchase Houston Common Stock granted pursuant to the Houston Stock Plan (or granted under a historical Dallas stock plan) or (b) when immediately preceded by “Miami,” an option (including a PCSO) to purchase Miami Ordinary Shares following the Effective Time.

1.56 “PARSU Award” means (a) when immediately preceded by “Houston,” an award of performance-adjusted restricted stock units relating to Houston Common Stock granted under the Houston Stock Plan (or granted under a historical Dallas stock plan) for which the applicable performance conditions have not been satisfied or waived or (b) when immediately preceded by “Miami,” an award of performance-adjusted restricted stock units relating to Miami Ordinary Shares.

1.57 “Parties” has the meaning set forth in the preamble to this Agreement.

1.58 “Person” has the meaning given to that term in the Separation Agreement.

1.59 “Plan Payee” means an individual who is entitled to payment of plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the plan.

1.60 “Pre-Distribution Transfer Documents” has the meaning given to that term in the Separation Agreement.

1.61 “Record Date” has the meaning given to that term in the Separation Agreement.

1.62 “RSU Award” means (a) when immediately preceded by “Houston,” an award of service-based vesting restricted stock units relating to Houston Common Stock granted under the Houston Stock Plan (or granted under a historical Dallas stock plan) or (b) when immediately preceded by “Miami,” an award of service-based vesting restricted stock units relating to Miami Ordinary Shares. RSU Awards shall include any award of performance-adjusted restricted stock units for which the performance conditions have been satisfied or waived. RSU Awards shall not include DEU Accounts.

1.63 “SAR” means (a) when immediately preceded by “Houston,” a stock appreciation right relating to Houston Common Stock granted pursuant to the Houston Stock Plan (or granted under a historical Dallas stock plan) or (b) when immediately preceded by “Miami,” a stock appreciation right relating to Miami Ordinary Shares.

1.64 “Seattle” has the meaning set forth in the preamble to this Agreement.

1.65 “Seattle 401(k) Contribution” has the meaning set forth in Section 3.1(b).

1.66 “Seattle Business” has the meaning given to that term in the Separation Agreement.

1.67 “Seattle Common Stock” has the meaning given to that term in the Separation Agreement.

1.68 “Seattle Destination LOA Employee” means a Houston Employee who:

(a) is on Approved Leave of Absence from a Houston Entity as of the Operational Separation Date,

(b) is a Business Employee,

(c) does not transfer to a Seattle Entity as of the Operational Separation Date, and

(d) returns to, or has a right to return to, active employment (i) before the LOA Return Deadline or (ii) under circumstances in which applicable Law requires a Seattle Entity to offer employment to such Houston Employee.

1.69 “Seattle Employee” means any individual (a) who, as of 12:01 am local time on the Operational Separation Date, is either actively employed by, or on Approved Leave of Absence or Garden Leave from, a Seattle Entity, (b) who transfers from a Houston Entity to a Seattle Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date or (c) who is hired by any Seattle Entity after 12:01 am local time on the Operational Separation Date; provided, however, that Seattle Employee will not include any individual who transfers from a Seattle Entity to a Houston Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date.

1.70 “Seattle Entities” means the members of the Seattle Group.

1.71 “Seattle Group” has the meaning given to that term in the Separation Agreement.

1.72 “Seattle Incentive Plans” means the cash-based annual or other short-term incentive plans of Seattle or any Seattle Entity, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.73 “Seattle Non-Employee Director” means each member of the Seattle Board of Directors as of immediately after the Effective Time who is not a Seattle Employee.

1.74 “Separation Agreement” has the meaning set forth in the recitals to this Agreement.

1.75 “Service Provider” has the meaning set forth in the Separation Agreement.

1.76 “Severance Benefits” has the meaning set forth in Section 5.6(a).

1.77 “Subsidiary” has the meaning given to that term in the Separation Agreement.

1.78 “Transaction Documents” has the meaning given to that term in the Separation Agreement.

1.79 “Transfer Documents” has the meaning given to that term in the Separation Agreement.

1.80 “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II

GENERAL PRINCIPLES

2.1 Transfer of Employees.

(a) Transfers Prior to Operational Separation Date. Except as otherwise agreed by the Parties and subject to Section 2.1(b) and Section 2.1(c), effective as of the Operational Separation Date, (i) each Business Employee will be employed by a Seattle Entity and (ii) each employee who is not a Business Employee will be employed by a Houston Entity. The determination by Houston regarding which employees are “Business Employees” by reason of clause (b) of the definition thereof will be subject to the Separation Committee oversight process described in Section 7.19(b) of the Merger Agreement.

(b) LOA Employees.

(i) Houston, Miami and Seattle shall use commercially reasonable efforts to ensure that (A) each Seattle Destination LOA Employee becomes employed by a Seattle Entity on the Operational Separation Date, if permitted by applicable Law, and otherwise as soon as possible after such employee’s return to active employment, and (B) each Houston Destination LOA Employee becomes employed by a Houston Entity on the Operational Separation Date, if permitted by applicable Law, and otherwise as soon as possible after such employee’s return to active employment.

(ii) Houston, Miami and Seattle shall use commercially reasonable efforts to apply the provisions of this Agreement to any Destination LOA Employee who commences employment pursuant to this Section 2.1(b) by substituting each reference to the “Operational Separation Date” with a reference to the date that the Destination LOA Employee commences employment with the applicable destination group (if later than the Operational Separation Date) and shall reasonably cooperate to make any adjustments in the application of the provisions of this Agreement as are necessary or appropriate in order to effectuate such application.

(iii) Notwithstanding the foregoing or anything else in this Agreement to the contrary, except as may be required by applicable Law, neither Party shall be required to provide any specific compensation, benefits or other terms and conditions of employment for any Destination LOA Employee.

(c) Non-Transfer Garden Leave Employees.

(i) Each Houston Employee who is a Business Employee who (A) is on a Garden Leave as of the Operational Separation Date, and (B) does not transfer to a Seattle Entity as of the Operational Separation Date shall remain on the Houston payroll and any applicable Houston Benefit Plans and the Seattle Group shall reimburse the Houston Group for the cost of the compensation and benefits paid or provided to such employee during the period beginning on the Operational Separation Date and ending on the date that such employee’s employment with the Houston Group terminates, and any severance costs required by Section 5.6.

(ii) Each Seattle Employee who is not a Business Employee who (A) is on a Garden Leave as of the Operational Separation Date, and (B) does not transfer to a Houston Entity as of the Operational Separation Date shall remain on the Seattle payroll and any applicable Seattle Benefit Plans and the Houston Group shall reimburse the Seattle Group for the cost of the compensation and benefits paid or provided to such employee during the period beginning on the Operational Separation Date and ending on the date that such employee’s employment with the Seattle Group terminates, and any severance costs required by Section 5.6.

(iii) Houston, Miami and Seattle shall cooperate in good faith to determine the basis for, and amount of, the reimbursements contemplated by this Section 2.1(c), taking into account any Tax benefits realized by reason of the payment or provision of the applicable compensation and benefits and the cost of providing any non-cash benefits.

2.2 Assumption and Retention of Liabilities; Related Assets; Management of Certain Actions.

(a) From and after the Operational Separation Date, except as expressly provided otherwise in this Agreement or in any Transfer Document, the Houston Entities shall assume or retain and Houston hereby agrees to pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities (including those arising under any Action) with respect to the employment of all Houston Employees, whether arising before, on or after the Operational Separation Date;

(ii) all Liabilities (including those arising under any Action) with respect to the employment of each Former Employee whether arising before, on or after the Operational Separation Date;

(iii) all Liabilities arising out of any failure, by the Houston Entities or, prior to the Closing Date, the Seattle Entities, to comply with the provisions of any Automatic Transfer Regulations or similar applicable regulatory regime in implementing the matters contemplated by this Agreement; and

(iv) any other Liabilities expressly assigned to Houston or any Houston Entity under this Agreement or in any Transfer Document.

All Assets held in trust to fund the Houston Benefit Plans and all insurance policies funding the Houston Benefit Plans shall be Excluded Assets (as defined in the Separation Agreement), except (A) to the extent specifically provided otherwise in this Agreement or in any Transfer Document and (B) any Miami Ordinary Shares received by the Israeli trust funding Houston Options and Houston RSU Awards covered by Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 shall be Seattle Assets.

(b) From and after the Operational Separation Date, except as expressly provided otherwise in this Agreement or in any Transfer Document, the Seattle Entities shall assume or retain, as applicable, and Seattle hereby agrees to pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities (including those arising under any Action) with respect to the employment of all Seattle Employees, whether arising before, on or after the Operational Separation Date;

(ii) all Liabilities arising out of any failure, by Miami and its Affiliates or on or after the Closing Date, the Seattle Entities, to comply with the provisions of any Automatic Transfer Regulations or similar applicable regulatory regime in implementing the matters contemplated by this Agreement; and

(iii) any other Liabilities expressly assigned to Seattle or any Seattle Entity under this Agreement or in any Transfer Document.

All Assets held in trust to fund the Seattle Benefit Plans and all insurance policies funding the Seattle Benefit Plans shall be Seattle Assets (as defined in the Separation Agreement), except to the extent specifically provided otherwise in this Agreement or in any Transfer Document.

(c) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, all Liabilities with respect to compensation and benefits of Service Providers who are consultants or independent contractors shall be governed exclusively by the Separation Agreement.

(d) For the avoidance of doubt, nothing in this Agreement alters in any way the allocation of assets, liabilities, obligations and the like as between the parties to the Historical Employee Matters Agreement.

(e) Management of Actions. For any Action arising after the Effective Time:

(i) if all Liabilities arising under such Action are allocated pursuant to this Section 2.2 to Houston, the direction of such Action shall be governed by Section 6.11(b) of the Separation Agreement,

(ii) if all Liabilities arising under such Action are allocated pursuant to this Section 2.2 to Seattle, the direction of such Action shall be governed by Section 6.11(a) of the Separation Agreement, and

(iii) if the Liabilities arising under such Action are allocated pursuant to this Section 2.2 in part to Houston and in part to Seattle, the direction of such Action shall be governed by Section 6.11(c) or 6.11(d) of the Separation Agreement, as applicable.

2.3 Reimbursements. To the extent that this Agreement allocates to the Seattle Group the Liability for compensation or benefits that will be provided under a Houston Benefit Plan after the Operational Separation Date, or allocates to the Houston Group the Liability for compensation or benefits that will be provided under a Seattle Benefit Plan after the Operational Separation Date, the Party responsible for the Liability under this Agreement will promptly reimburse the Party providing the compensation or benefits.

2.4 Non-Duplication of Benefits; Service Credit; Comparable Benefits.

(a) Houston, Miami and Seattle shall agree on methods and procedures, including, without limitation, amending the respective Benefit Plan documents, to prevent Houston Employees and Seattle Employees from receiving duplicative benefits from the Houston Benefit Plans, the Seattle Benefit Plans and the Miami Benefit Plans.

(b) Following the Closing Date, subject to compliance with applicable Law, Miami shall or shall cause Seattle or an Affiliate to provide to each Seattle Employee (i) annual base salary and target annual cash incentive compensation opportunities (as a percentage of base salary) that are, in the aggregate, comparable to the annual base salary and target annual cash incentive compensation opportunities provided from time to time to similarly situated employees of Miami, (ii) employee benefits that are comparable in the aggregate to such Seattle Employee to those benefits provided from time to time to similarly situated employees of Miami, but excluding any defined benefit pension benefits, equity compensation arrangement, stock purchase programs, retiree medical or insurance benefits, any benefits under a nonqualified deferred compensation plan or employee discount program, and (iii) severance benefits that are no less favorable to such Seattle Employee to those severance benefits provided from time to time to similarly situated employees of Miami; provided, however, that if the Automatic Transfer Regulations or any other applicable legal regime requires that any specific employment terms or conditions apply to any particular Seattle Employee or if the failure to provide any specific employment term or condition to any particular Seattle Employee would result in a severance obligation, Miami shall or shall cause Seattle to use all reasonable endeavors to satisfy or cause to be satisfied such employment terms and conditions and Miami shall be responsible for any severance obligations or related penalties resulting from any failure to provide such specific employment terms or conditions (save where any such penalties or obligations arise primarily from any failure or negligence on the part of Houston prior to the Closing Date).

(c) From and after the Closing, Miami and its Affiliates (including Seattle and its Subsidiaries) shall give each Seattle Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Miami or any of its Affiliates (including Seattle and its Subsidiaries) under which such Seattle Employee is eligible to participate after the Closing for such Seattle Employee’s service with Houston, Seattle or their Subsidiaries prior to the Closing, to the same extent recognized by any of Houston, Seattle and their Subsidiaries immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt, to the extent permitted under applicable Law and subject to the last sentence of Section 2.4(b), neither Miami nor Seattle shall be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Miami that is a defined benefit pension plan.

(d) For the avoidance of doubt, the provisions of this Section 2.4 shall not apply to any Houston Employee or Seattle Employee who experiences a termination of employment from the Houston Group or Seattle Group after the Operational Separation Date and is then hired or re-hired by either a Houston Entity or a Seattle Entity, other than any Houston Destination LOA Employee who is hired by a Houston Entity or any Seattle Destination LOA Employee who is hired by a Seattle Entity in accordance with Section 2.1(b).

2.5 Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers of Assets and Liabilities contemplated by this Agreement, (b) minimize the Liabilities that may arise as a result of the matters contemplated by the Agreement being inconsistent with any Automatic Transfer Regulations, and (c) provide for the maintenance of the necessary participant records, the appointment of trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary for maintaining and administering the Houston Benefit Plans, the Seattle Benefit Plans and the Miami Benefit Plans.

2.6 Regulatory Compliance. The Parties shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in (a) making any and all appropriate filings required under the Code, ERISA and any applicable securities, labor and exchange control laws, (b) complying with any information and consultation obligations or any other obligations under any collective arrangement relating to the Houston Employees and Seattle Employees, (c) implementing all appropriate communications with participants, transferring appropriate records and (d) taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.7 Payroll; Tax Reporting of Compensation.

(a) Responsibility for all applicable tax withholding and reporting obligations in respect of compensation payable to Houston Employees, Seattle Employees and Former Employees shall be governed by Article VI of the Tax Matters Agreement.

(b) To the extent that, for administrative reasons, any payment on or following the Operational Separation Date is made (i) by a Houston Entity in respect of a Liability allocated to the Seattle Entities pursuant to Section 2.2 or otherwise or (ii) by a Seattle Entity in respect of a Liability allocated to the Houston Entities pursuant to Section 2.2 or otherwise, such payment shall be deemed made, in the case of a payment described in clause (i), on behalf of the Seattle Entities and, in the case of a payment described in clause (ii), on behalf of the Houston Entities.

ARTICLE III

RETIREMENT PLANS

3.1 U.S. Qualified Plan Matters.

(a) Houston 401(k). Houston shall retain and be solely responsible for all Liabilities for plan benefits under the Houston 401(k) Plan relating to (i) Houston Employees, (ii) Former Employees and (iii) Seattle Employees. For the avoidance of doubt, the participation of all Seattle Employees in the Houston 401(k) Plan shall cease upon the Distribution Date.

(b) Final Matching Contributions. All company matching contributions for all participants in the Houston 401(k) Plan in respect of the fiscal quarter of Houston’s fiscal year in which the Distribution Date occurs that have not been made prior to the Distribution Date will be contributed to the Houston 401(k) Plan as soon as practicable following the Distribution Date (and in no event later than 15 days following the last day of such fiscal quarter). Such contributions will be made by Houston in respect of Houston Employees and any Seattle Employees whose employment with the applicable Seattle Entity terminated prior to the Distribution Date (the aggregate amount thereof, the “Houston 401(k) Contribution”) and will be made by Seattle in respect of Seattle Employees who remained employed by a Seattle Entity immediately prior to the Distribution Date (the aggregate amount thereof, the “Seattle 401(k) Contribution”). The amount that Houston actually contributes to the Houston 401(k) Plan pursuant to this Section 3.1(b) shall be equal to (i) the Houston 401(k) Contribution, less (ii) the aggregate amount of the forfeiture account in the Houston 401(k) Plan as of the Distribution Date multiplied by a fraction, the numerator of which is the Houston 401(k) Contribution and the denominator of which is the sum of the Houston 401(k) Contribution and the Seattle 401(k) Contribution. The amount that Seattle actually contributes to the Houston 401(k) Plan pursuant to this Section 3.1(b) shall be equal to (i) the Seattle 401(k) Contribution, less (ii) the aggregate amount of the forfeiture account in the Houston 401(k) Plan as of the Distribution Date multiplied by a fraction, the numerator of which is the Seattle 401(k) Contribution and the denominator of which is the sum of the Houston 401(k) Contribution and the Seattle 401(k) Contribution.

(c) Miami 401(k). Prior to the Closing Date, Miami shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish, maintain or designate for the benefit of Seattle Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Closing Date (such plan and trust(s), the “Miami 401(k) Plan”). In addition, Miami shall cause the Miami 401(k) Plan to accept eligible rollovers of the entire Seattle Employees’ account balances from the Houston 401(k) Plan and such rollovers shall include, at the Seattle Employee’s election, any loan obligation from the Houston 401(k) Plan such that the 401(k) shall assume such loan obligation. Miami shall cause the Miami 401(k) Plan to take, any actions that are necessary to effect such rollovers.

(d) Houston U.S. Defined Benefit Plans. Houston shall retain and be solely responsible for all Liabilities with respect to any Houston U.S. defined benefit plan and no assets or Liabilities shall be transferred as a result of this Agreement from any Houston U.S. defined benefit plan with respect to Seattle Employees in the U.S. to any plan or arrangement established or maintained by Seattle. For the avoidance of doubt, the provisions of this Section 3.1(d) shall not apply to Seattle Employees in the U.S. who participate in any International Retirement Guarantee Program.

3.2 Non-U.S. Retirement Plans.

(a) Except as otherwise required by applicable Law or applicable plan rules, effective as of the Operational Separation Date, (i) Houston shall, or shall cause a member of the Houston Group to, assume or retain all Assets and Liabilities relating to all eligible Houston Employees and, except as otherwise required by applicable Law, Former Employees, in each case, under the Non-U.S. Retirement Plans and (ii) Seattle shall, or shall cause a member of the Seattle Group to, assume or retain all Assets and Liabilities relating to all eligible Seattle Employees and, to the extent required by applicable Law, Former Employees associated with the Seattle Business, in each case, under the Non-U.S. Retirement Plans. The allocation of any Assets under any defined benefit Non-U.S. Retirement Plan will be determined based on the ratio of (x) the amount of the Liabilities corresponding to Seattle Employees (and, to the extent required by applicable Law, Former Employees associated with the Seattle Business) under the applicable Non-U.S. Retirement Plan, to (y) the total amount of the Liabilities under the applicable Non-U.S. Retirement Plan, with such Liabilities calculated for this purpose based on the projected benefit obligation and based on U.S. generally accepted accounting principles (or, for relevant non-U.S. jurisdictions, if required by applicable Law, such other principles or local rules as are required for splitting assets in such non-U.S. jurisdictions) and using Houston’s most recent actuarial assumptions prior to the Operational Separation Date incorporated into its annual financial reports (except that the relevant assumptions that are market-based, such as the discount rate and the U.K. inflation rate, will be determined as of the Operational Separation Date but consistent with the manner in which those assumptions were determined for Houston’s most recent annual financial reports).

(b) To facilitate the assumption or retention by Seattle of Assets and Liabilities as contemplated under clause (a) of this Section 3.2 with respect to any Non-U.S. Retirement Plan that is sponsored, maintained or provided by a member of the Houston Group, Houston and Seattle will cooperate and use commercially reasonable efforts to establish new arrangements (“Seattle Replacement Arrangements”), with such establishment to occur, to the extent reasonably practicable, by the Operational Separation Date, which Seattle Replacement Arrangements will assume the relevant Assets and Liabilities and will provide benefits for the relevant Seattle Employees (and, to the extent applicable, Former Employees) on the same terms, of the same type and amount and payable in the same circumstances as the Non-U.S. Retirement Plan from which the Assets and Liabilities originated. To facilitate the assumption or retention by Houston of Assets and Liabilities as contemplated under clause (a) of this Section 3.2 with respect to any Non-U.S. Retirement Plan that is sponsored, maintained or provided by a member of the Seattle Group, Houston and Seattle will cooperate and use commercially reasonable efforts to establish new arrangements (“Houston Replacement Arrangements” and, together with the Seattle Replacement Arrangements, the “Replacement Arrangements”), with such establishment to occur, to the extent reasonably practicable, by the Operational Separation Date, which Houston Replacement Arrangements will assume the relevant Assets and Liabilities. To the extent it is not possible for Houston and Seattle to establish any Replacement Arrangement in a jurisdiction by the Operational Separation Date, Miami and Houston will cooperate and use commercially reasonable efforts to establish such remaining Replacement Arrangements by the Distribution Date or as soon as administratively practicable following the Distribution Date. The costs associated with the establishment of the Replacement Arrangements (whether incurred prior to, on or following the Distribution Date), and the administrative costs of operation of the Replacement Arrangements prior to the Distribution Date, will be borne exclusively by Houston; provided, that, unless Houston agrees otherwise, Houston shall not be obligated to reimburse Miami for any direct costs incurred unilaterally by Miami in connection with the establishment or operation of the Replacement Arrangements.

(c) Except as otherwise required by applicable Law, applicable plan rules for any Non-U.S. Retirement Plan, or applicable collective bargaining agreement or other agreement with an employee representative body (in effect as of the date hereof or entered into after the date hereof in the ordinary course of business consistent with past practice) and except with respect to actions that impact all similarly situated employees of Houston (including Seattle Employees) in the same manner, during the period between the date of the Merger Agreement and the Distribution Date, Houston will not (and will procure that Seattle will not) without Miami’s prior written consent, not to be unreasonably withheld:

(i) agree to any increased funding or contribution obligations on Seattle in respect of Seattle Employees under a Non-U.S. Retirement Plan or a Seattle Replacement Arrangement in the period before the Distribution Date (except for any increased funding obligations under applicable local rules resulting from the establishment of the Replacement Arrangement and the transfer of Assets and Liabilities thereto),

(ii) give any written assurances or commitments to Seattle Employees which would reasonably be expected to give rise to (A) a material Liability for Seattle for benefits for Seattle Employees other than benefits on the same terms, of the same type and amount and payable in the same circumstances as under the applicable Non-U.S. Retirement Plan as of the date of the Merger Agreement, or (B) to an obligation to continue such benefits for any given period after the Operational Separation Date, or

(iii) make amendments or alterations to any Non-U.S Retirement Plan or Seattle Replacement Arrangement which would reasonably be expected to give rise to a Liability for Seattle other than to provide benefits on the same terms, of the same type and amount and payable in the same circumstances as under the applicable Non-U.S. Retirement Plan as of the date of the Merger Agreement.

To ensure consistency with the principles in clause (a) of this Section 3.2, Houston will procure (and, to the extent Miami’s cooperation is needed, Miami will use commercially reasonable efforts to procure) that where applicable, (A) Seattle is free from Non-U.S. Retirement Plan-related Liabilities in respect of all eligible Houston Employees and, except as otherwise required by applicable Law, Former Employees with effect from the date of the transfer of Assets and Liabilities to the corresponding Seattle Replacement Arrangement or Houston Replacement Arrangement, as applicable, (B) Houston is free from all Non-U.S. Retirement Plan-related Liabilities in respect of all eligible Seattle Employees and, to the extent required by applicable Law, Former Employees with effect from the date of transfer of Assets and Liabilities to the corresponding Seattle Replacement Arrangement or Houston Replacement Arrangement, as applicable, (C) the pension reorganization contemplated by this Section 3.2 will be implemented in a manner that does not give rise to any additional or accelerated funding obligations upon Seattle under an existing Benefit Plan or a Replacement Arrangement (except for any increased funding obligations under applicable local rules resulting from the establishment of the Replacement Arrangement and the transfer of Assets and Liabilities thereto), (D) if a Liability relating to a Former Employee associated with the Seattle Business is assumed by Seattle pursuant to this Section 3.2 and that Liability is not otherwise reflected in an amount of Pension Cash under the Separation Agreement, the Pension Cash provided in the relevant jurisdiction will be adjusted to reflect the Liability being assumed in respect of such Former Employee and (E) if the establishment of a Replacement Arrangement requires the consent or co-operation of a third party such as a trustee, such consent or co-operation is procured by the Operational Separation Date or as soon as practicable thereafter.

3.3 U.S. Non-Qualified Retirement Arrangements. Seattle shall notify Houston of the occurrence of (a) any payment event with respect to a Seattle Employee under an HP Excess Plan and (b) the “separation from service” under Section 409A of the Code of any Seattle Employee who participates in an HP Excess Plan, whether or not such separation from service is a payment event, in each case, as promptly as practicable but in no event later than thirty (30) days thereafter, and shall promptly provide to Houston any other relevant information reasonably requested by Houston for purposes of its obligations pursuant to Section 3.4(b) of the Historical Employee Matters Agreement.

3.4 Certain International Retirement Benefits.

(a) International Retirement Guarantee Programs.

(i) For Houston Employees and Former Employees, Houston shall assume or retain, or cause a Houston Entity to assume or retain, all Assets and all Liabilities arising out of or relating to the International Retirement Guarantee programs maintained by any Houston Entity or Seattle Entity as of the Operational Separation Date, and shall make payments to all such Houston Employees and Former Employees who participated in the International Retirement Guarantee programs as of the Operational Separation Date in accordance with the applicable terms of such programs as in effect from time to time.

(ii) For Seattle Employees, Seattle shall assume or retain, or cause a Seattle Entity to assume or retain, all Assets and all Liabilities arising out of or relating to the International Retirement Guarantee programs maintained by any Houston Entity or Seattle Entity as of the Operational Separation Date, and shall make payments to all such Seattle Employees who participated in the International Retirement Guarantee programs as of the Operational Separation Date in accordance with the applicable terms of such programs as in effect from time to time.

(b) Global Retirement Supplement.

(i) For Houston Employees receiving cash payments pursuant to a Global Retirement Supplement program as of the Operational Separation Date, Houston shall assume or retain, or cause a Houston Entity to assume or retain, all Liabilities for the continuation of such payments after the Operational Separation Date, in accordance with the terms of the Houston Global Retirement Supplement program as in effect from time to time.

(ii) For Seattle Employees receiving cash payments pursuant to a Global Retirement Supplement program as of the Operational Separation Date, Seattle shall assume or retain, or cause a Seattle Entity to assume or retain, all Liabilities for the continuation of such payments after the Operational Separation Date, in accordance with the terms of the Seattle Global Retirement Supplement program as in effect from time to time.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Health and Welfare Plans.

(a) Establishment of Health and Welfare Plans. Except as otherwise expressly provided in this Agreement or in any Transfer Document:

(i) Houston shall have taken all necessary action to ensure that all Houston Employees and any Former Employees who were participants in the Houston Health and Welfare Plans at the time of separation from employment and who remain entitled to coverage thereunder (“Houston H&W Employees”) are covered by the Houston Health and Welfare Plans as of the Closing Date. Miami shall have taken all necessary action to ensure that all Seattle Employees who were participants in the Houston Health and Welfare Plans at the time of separation from employment and who remain entitled to coverage thereunder (“Seattle H&W Employees”) are covered by the Miami Health and Welfare Plans (consistent with Section 4.1(a)(ii)) as of the Closing Date.

(ii) Prior to the Closing Date, Miami shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer group welfare benefit plans for the benefit of all Seattle Employees effective as of the Closing Date (the “Miami Health and Welfare Plans”) and to provide benefits thereunder for all eligible Seattle Employees who choose to enroll in such plans.

(A) Miami will cause such Miami Health and Welfare Plans to cover those Seattle Employees and their dependents who immediately prior to the Closing Date were participating in, or entitled to present or future benefits under, the Houston Health and Welfare Plans (other than (i) retiree medical benefits or (ii) long term disability benefits to the extent set forth in Section 4.1(a)(vi)), and shall recognize the most recent hire date of such Seattle Employee with Houston or a member of the controlled group of organizations of which Houston is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such Seattle Employee has met any otherwise applicable waiting period.

(B) Miami shall use commercially reasonable efforts to (I) waive for each Seattle Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation (other than any preexisting condition limitations for a disabling event or occurrence that occurs prior to the Closing Date under any long-term disability plan), actively-at-work requirement and any other restriction that would prevent immediate or full participation under the Miami Health and Welfare Plans applicable to (or was previously satisfied by) such Seattle Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Seattle Employee under the terms of the Houston Health and Welfare Plans immediately prior to the Closing, and (II) give full credit under the Miami Health and Welfare Plans applicable to each Seattle Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

(iii) Houston shall be responsible for all Liabilities relating to, arising out of or resulting from (A) health and welfare coverage (including COBRA continuation coverage) for Houston H&W Employees and their covered dependents and (B) claims incurred by Houston H&W Employees under the Houston Health and Welfare Plans prior to, on or following the Operational Separation Date.

(iv) Seattle shall be responsible for all costs (other than Liabilities for retiree medical benefits) relating to, arising out of, or resulting from (A) health and welfare coverage (including COBRA continuation coverage) for Seattle H&W Employees and their covered dependents and (B) claims incurred by Seattle H&W Employees under the Houston Health and Welfare Plans, prior to, on or following the Operational Separation Date through the Closing Date; provided, however, that Houston, Miami and Seattle agree that the “cost” payable by Seattle under this Section 4.1(a)(iv) and the “claims” payable by Seattle under any Houston Health and Welfare Plan that is self-insured (including any self-insured medical plan or long-term disability plan) shall be limited to the “premium rate” or “load factor” charged to the Seattle business for such coverages in a manner determined by Houston in the ordinary course of business consistent with past practice. For the avoidance of doubt, Houston agrees that, from and after the Closing Date, Houston shall be responsible for claims incurred by Seattle Health and Welfare Employees and their covered dependents under Houston Health and Welfare Plans prior to, on or after the Closing Date to the extent such claims exceed the “premium rate” or “load factor” set forth in the preceding sentence. Miami shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage (including COBRA continuation coverage in excess of any COBRA premiums paid) for Seattle H&W Employees and their covered dependents on or following the Closing Date under the Miami Health and Welfare Plans.

(v) Miami shall be solely responsible for ensuring that Seattle complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) and 6056 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to Seattle Employees for the period of the year following the Closing Date in the year in which the Closing occurs, for which Seattle has a reporting obligation, provided that Houston shall be responsible for complying with all reporting obligations with respect to the period of the year prior to and including the Closing Date in the year in which Closing occurs.

(vi) Houston and Seattle agree that any Seattle Employee who (A) as of the Closing Date is receiving or entitled to receive short-term disability benefits under the Houston Health and Welfare Plans and who subsequently becomes eligible to receive long-term disability benefits under the terms of such plans as a result of a disability or disabling event or occurrence, in each case, that occurred prior to the Closing Date and which entitles such Seattle Employee to the receipt of short-term disability benefits as of the Closing Date (a “Post-Closing Date LTD Seattle Employee”), or (B) as of the Closing Date is receiving or entitled to receive long-term disability benefits under Houston Health and Welfare Plans (a “Closing Date Seattle LTD Employee,” and together with the Post-Closing Date LTD Seattle Employees, the “Seattle LTD Employees”), shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Houston Health and Welfare Plan that is a long-term disability plan unless and until such employee is no longer disabled and Houston shall retain all Liabilities with respect to such long-term disability plans. For the avoidance of doubt, Miami agrees that, from and after the Closing Date, Miami shall be responsible for providing all short-term disability benefits to the Post-Closing Date LTD Seattle Employees.

(vii) With respect to any Seattle LTD Employee, Miami shall offer employment to such individual on the date such individual is willing and able to return to work; provided that such Seattle LTD Employee is willing and able to return to work (and does return to work) (A) within 180 days following the Closing Date in the case of a Closing Date LTD Employee, and (B) within 180 days following the date on which the Post-Closing Date LTD Employee commences long-term disability benefits under a Houston Health and Welfare Plan in the case of a Post-Closing Date LTD Employee, or, with respect to any Seattle LTD Employee, such later time required by applicable Law.

(b) Claims Incurrence. For purposes of this Section 4.1, a claim is deemed to be incurred: (i) with respect to medical, dental, vision and/or prescription drug benefits, on the date the health services giving rise to such claim are rendered; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, on the date the event giving rise to such claim occurs; and (iii) with respect to disability benefits, on the date a person’s disability begins, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim.

(c) Subrogation. The Parties will work in good faith to address any issues with respect to settlements or special handling of any subrogation claims.

(d) COBRA Compliance.

(i) Effective as of the Operational Separation Date, Houston or another Houston Entity shall be responsible for administering compliance with the health care continuation requirements of COBRA with respect to Houston Employees, Seattle Employees and Former Employees and their respective covered dependents who incur a COBRA qualifying event under the Houston Health and Welfare Plans at any time before, on or after the Operational Separation Date.

(ii) Houston and Seattle agree that the consummation of the transactions contemplated by this Agreement and the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

(e) Retiree Medical.

(i) Retirement Medical Savings Account Program.

(A) Effective as of the Operational Separation Date, for each Houston Employee, Former Employee and Seattle Employee Houston shall retain, or cause the applicable Houston Entity to retain, all Liabilities for (I) the balance in the Houston retirement medical savings account program of such Houston Employee, Former Employee or Seattle Employee and (II) all claims, whether arising before, on or after the Operational Separation Date, under the Houston retirement medical savings account program of such Houston Employee, Former Employee or Seattle Employee.

(B) Effective as of the Operational Separation Date, Seattle Employees shall cease participation in the Houston retirement medical savings account program.

(ii) Employee Pay All Retiree Medical.

(A) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees, Former Employees and Seattle Employees under all employee-pay-all retiree medical programs maintained in the U.S. by any Houston Entity as of immediately prior to the Operational Separation Date.

(B) Effective as of the Operational Separation Date, Seattle Employees in the U.S. shall cease to be eligible for participation in the employee-pay-all retiree medical program maintained by Houston.

(iii) Brazil Retiree Medical Plan.

(A) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees, Former Employees and Seattle Employees under any retiree medical program maintained by any Houston Entity or Seattle Entity as of immediately prior to the Operational Separation Date for current and former employees in Brazil.

(B) Effective as of the Operational Separation Date, Seattle Employees in Brazil shall cease to be eligible for participation in any retiree medical program maintained by any Houston Entity or Seattle Entity.

(iv) Canada Retiree Medical Plan.

(C) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees, Former Employees and Seattle Employees under any retiree medical program maintained by any Houston Entity or Seattle Entity as of immediately prior to the Operational Separation Date for current and former employees in Canada.

(D) Effective as of the Operational Separation Date, Seattle Employees in Canada shall cease participation in any retiree medical program maintained by any Houston Entity or Seattle Entity.

(f) Vacation; Paid Time Off. For the avoidance of doubt, (i) to the extent that applicable Law requires that vacation or other paid time off accrued by an employee during employment with the Houston Group be paid to such employee in cash upon his or her commencement of employment with the Seattle Group pursuant to Section 2.1 of this Agreement, the Seattle Group shall be solely responsible for all Liabilities in respect of such payment and (ii) to the extent that applicable Law requires that vacation or other paid time off accrued by an employee during employment with the Seattle Group be paid to such employee in cash upon his or her commencement of employment with the Houston Group pursuant to Section 2.1 of this Agreement, the Houston Group shall be solely responsible for all Liabilities in respect of such payment. On the Closing Date, Seattle shall provide the Seattle Employees with the same vested and unvested balances of vacation and/or other paid time off as credited to the Seattle Employees on Houston’s or its Affiliate’s payroll system immediately prior to the Closing Date to the extent reflected or reserved for in Houston’s or its Affiliate’s financial statements as of the Closing Date, except for any such balances that have been paid to such Seattle Employees in accordance with this Section 4.1(f).

4.2 Workers’ Compensation Liabilities. The treatment of workers’ compensation liabilities in connection with the Separation shall be governed by the Separation Agreement.

ARTICLE V

EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1 Annual Incentive Plans. Effective as of the end of Houston’s 2016 fiscal year, Houston and Seattle shall have taken such actions, or caused the taking of such actions, as are necessary to ensure that for fiscal year 2017, (a) all Houston Employees are covered by the Houston Incentive Plans and (b) all Seattle Employees are covered by the Seattle Incentive Plans. Houston shall be solely responsible for determining the amount of, and paying (or causing to be paid), (i) all awards due to be paid to Houston Employees and Former Employees under the Houston Incentive Plans, whether earned before, on or after the Operational Separation Date and (ii) all bonuses due to be paid to Seattle Employees prior to the Operational Separation Date, whether under the Houston Incentive Plans or the Seattle Incentive Plans (including annual bonuses in respect of Houston’s 2016 fiscal year and any bonuses paid upon separation from employment). Seattle shall be responsible for determining, subject to the reasonable approval of Miami, the amount, and paying, of all awards due to be paid to Seattle Employees under the Seattle Incentive Plans that are earned on or after the Operational Separation Date.

5.2 Houston Stock Plans. Houston, Seattle and Miami shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding and unvested Houston Equity Award held by a Seattle Employee under the Houston Stock Plan that was granted after May 24, 2016 and prior to September 1, 2016 and that remains outstanding and unvested as of immediately prior to the Effective Time shall be adjusted and converted as set forth in this Section 5.2 and any performance measures with respect thereto shall be equitably adjusted. Following the Separation, for any award adjusted under this Section 5.2, any reference to a “change in control,” “change of control,” “ownership change event,” or similar definition in an award agreement, employment agreement, the Houston Stock Plan or other Houston plan or policy, such reference shall be deemed to refer to a “change in control,” “change of control,” “ownership change event,” or similar event relating to Miami.

(a) Outstanding Houston Options (including PCSOs) and Houston SARs Held by Seattle Employees. Each Houston Option and Houston SAR held by a Seattle Employee who remains employed by a Seattle Entity as of immediately prior to the Effective Time, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into a Miami Option or a Miami SAR, as applicable, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston Option or Houston SAR immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i) the number of Miami Ordinary Shares subject to such Miami Option or Miami SAR, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (A) the number of shares of Houston Common Stock subject to the corresponding Houston Option or Houston SAR immediately prior to the Effective Time by (B) the Adjustment Ratio; and

(ii) the per share exercise price of such Miami Option or Miami SAR, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Houston Option or Houston SAR immediately prior to the Effective Time by (B) the Adjustment Ratio.

(b) Outstanding Houston RSU Awards Held by Seattle Employees. Each Seattle RSU Award held by a Seattle Employee who remains employed by a Seattle Entity as of immediately prior to the Effective Time, in each case that is outstanding as of immediately prior to the Effective Time, shall be converted into a Miami RSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time, the number of Miami Ordinary Shares to which such Miami RSU Award relates shall be equal to the product, rounded down to the nearest whole number of shares, obtained by multiplying (i) the number of Houston Common Shares to which the corresponding Houston RSU Award related immediately prior to the Effective Time by (ii) the Adjustment Ratio.

(c) Outstanding Houston DEU Accounts Held by Seattle Employees. Each Houston DEU Account held by a Seattle Employee who remains employed by a Seattle Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into a Miami DEU Account, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston DEU Account immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time, the number of Miami Ordinary Shares to which such Miami DEU Account relates shall be equal to the product, rounded to four decimal places, obtained by multiplying (i) the number of Houston Common Shares to which the corresponding Miami DEU Account related immediately prior to the Effective Time by (ii) the Adjustment Ratio.

(d) Outstanding Houston PARSU Awards Held by Seattle Employees. Each Houston PARSU Award held by a Seattle Employee who remains employed by a Seattle Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into a Miami PARSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston PARSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time, the number of Miami Ordinary Shares to which such Miami PARSU Award relates shall be equal to the product, rounded down to the nearest whole number of shares, obtained by multiplying (A) the number of Houston Common Shares to which the corresponding Miami PARSU Award related immediately prior to the Effective Time by (B) the Adjustment Ratio.

(e) Awards Not Assumed by Seattle or Miami. The vesting of all Houston Equity Awards held by Seattle Employees as of May 24, 2016 shall be accelerated in full on the Distribution Date and Houston shall be solely responsible for the settlement of, and all Liabilities (including any employer social security contributions) related to, such Houston Equity Awards and all Houston Equity Awards that otherwise vest on or prior to the Distribution Date or that are granted on or after September 1, 2016.

(f) Assumption of Awards. Effective as of no later than immediately prior to the Effective Time, Miami, Houston and Seattle shall have taken any necessary and appropriate actions to (i) cause the awards to be converted pursuant to this Section 5.2 to be outstanding under a Seattle Benefit Plan as of the Effective Time and (ii) enable Miami to assume such converted awards and such Seattle Benefit Plan effective as of the Effective Time.

(g) Registration and Other Regulatory Requirements. Prior to the Effective Time, Miami shall have filed a registration statement on Form S-8 (or other applicable form) with respect to the Miami Ordinary Shares (and related American Depositary Receipts) authorized for issuance under the awards converted pursuant to this Section 5.2. The parties shall take such additional actions as are deemed necessary or advisable to comply with securities laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the Miami Ordinary Shares (and related American Depositary Receipts) authorized for issuance under the awards converted pursuant to this Section 5.2.

5.3 Employee Stock Purchase Plan. The administrator of the Houston ESPP shall take all commercially reasonable actions necessary and appropriate to provide that Seattle Employees will not be eligible to participate in any offering periods under the Houston ESPP after the Operational Separation Date. All amounts withheld by Houston on behalf of Seattle Employees in the Houston ESPP that have not been used to purchase Houston Common Stock prior to the Operational Separation Date will be returned to the Seattle Employees pursuant to the terms of the Houston ESPP.

5.4 Employment Agreements.

(a) Assignment. Subject to applicable Law and except (i) as provided otherwise in the Transfer Documents, (ii) in the event an Individual Agreement is superseded, or (iii) as otherwise agreed by Houston and Seattle, effective as of the Operational Separation Date,

(A) Houston shall have assigned or transferred, or caused a Houston Entity to assign or transferred, to a Seattle Entity designated by Seattle, all Individual Agreements between any Seattle Employee and any Houston Entity and (B) Seattle shall have assigned or transferred, or caused a Seattle Entity to assign or transferred, to a Houston Entity designated by Houston, all Individual Agreements between any Houston Employee and any Seattle Entity; provided, however, if permitted by applicable Law, to the extent that assignment or transfer of any applicable Individual Agreement is not permitted by the terms of such agreement, effective as of the Operational Separation Date, (1) with respect to Individual Agreements described in clause (A), each member of the Seattle Group shall be considered to be a successor to each member of the Houston Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Seattle Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary) and (2) with respect to Individual Agreements described in clause (B), each member of the Houston Group shall be considered to be a successor to each member of the Seattle Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Houston Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary).

(b) Assumption. Effective as of the Operational Separation Date, (i) Seattle will assume and honor, or will cause a member of the Seattle Group to assume and honor, the Individual Agreements assigned or transferred to Seattle or a member of the Seattle Group pursuant to Section 5.4(a)(A) and any Individual Agreement with any Seattle Employee whose annual base salary during the fiscal year ended October 31, 2015 exceeded $500,000 and which may not be terminated by any Seattle Entity at will or by giving notice of thirty (30) days or less without penalty, costs or other liability shall be listed on Schedule 5.4(b) and (ii) Houston will assume and honor, or will cause a member of the Houston Group to assume and honor, any Individual Agreement assigned or transferred to Houston or a member of the Houston Group pursuant to Section 5.4(a)(B). From and after the Closing Date, Seattle shall assume and honor all liabilities and obligations to or in respect of the Individual Agreements assigned to Seattle or a member of the Seattle Group pursuant to Section 5.4(a)(A) to which any Seattle Entity is a party, as in effect immediately prior to the Closing.

5.5 Executive DC Plans.

(a) Seattle Employees shall not be permitted to defer compensation to the Houston Executive DC Plan on or after the Closing Date.

(b) Effective immediately prior to the Closing Date, Houston and Miami shall cooperate and shall each take, or cause to be taken, or have taken, all action necessary and appropriate to establish for the benefit of, or make available to, Seattle Employees a nonqualified deferred compensation plan with substantially the same terms and conditions as the Houston Executive DC Plan (such plan, the “Miami Executive DC Plan”). Notwithstanding the foregoing, neither Miami nor Seattle shall be under any obligation to offer any employees the opportunity to make future deferral elections under the Miami Executive DC Plan, and if it does, neither Miami nor Seattle shall be under any obligation to make deferral elections available under the same terms as applied under the Houston Executive DC Plan. From and after the Closing Date, Miami shall be solely and exclusively responsible for all obligations and liabilities with respect to, or in any way related to, the Miami Executive DC Plan, whether accrued before, on or after the Closing Date. The Miami Executive DC Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Department of Labor Regulation § 2520.104-23. The Miami Executive DC Plan shall not be a funded plan, and neither Seattle nor any of its Affiliates is under any obligation to set aside any funds for the purpose of making payments under the Miami Executive DC Plan.

(c) Immediately prior to the Closing Date, Houston shall cause the Houston Executive DC Plan to transfer to the Miami Executive DC Plan, and Miami will cause such Miami Executive DC Plan to accept the transfer of, the accounts of participants in the Houston Executive DC Plan who are Seattle Employees, as well as any respective Plan Payees. Houston will not transfer to Miami any assets that are earmarked for the payment of benefits with respect to these transferred interests. Prior to the Closing Date and as permitted by Section 409A of the Code, Miami will cause the Miami Executive DC Plan to recognize and maintain existing elections, including deferral, payment form elections, and beneficiary designations with respect to Seattle Employees, as well as any respective Plan Payees, under the Houston Executive DC Plan, but Miami is under no obligation to recognize or maintain the investment elections and options under the Houston Executive DC Plan. The transfer of elections contemplated in this Section 5.5(c) shall be expressly conditioned on Houston providing to Miami, no later than thirty (30) days prior to the Closing Date, a data report of all elections (other than investment elections) made by the Seattle Employees under the Houston Executive DC Plan, in a format reasonably acceptable to Seattle and consistent with historical reporting for the Houston Executive DC Plan. Within fourteen (14) days following the Closing Date, Houston or one of its Affiliates shall transfer to Miami an amount in cash equal to the sum of the value of each of the existing subaccounts under the Houston Executive DC Plan with respect to each of the participants in the Houston Executive DC Plan who are Seattle Employees, as well as any respective Plan Payees, determined as of the last day of the last full calendar month preceding the Closing Date. The recordkeeper for the Houston Executive DC Plan shall make this determination pursuant to the terms of the Houston Executive DC Plan and its customary rules for valuing such subaccounts (to the extent such rules do not conflict with the terms of the Houston Executive DC Plan). The Parties will cooperate in good faith so that the transfers contemplated by this Section 5.5 will not result in adverse tax consequences under Section 409A of the Code.

5.6 Severance.

(a) Severance Liabilities of Seattle. Seattle shall be solely responsible for all Liabilities in respect of all the costs of providing benefits under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes) (collectively, “Severance Benefits”) relating to:

(i) the termination or alleged termination of employment of any Seattle Employee (other than any such employee covered by Section 5.6(b)) that occurs on or after the Operational Separation Date;

(ii) a Seattle Employee’s or Seattle Destination LOA Employee’s acceptance of an offer of employment from a Seattle Entity in connection with the separation of Houston and Seattle; and

(iii) any breach of Miami’s obligations pursuant to Section 2.4(b);

provided that, for the avoidance of doubt, any pension or retirement benefits under a Non-U.S. Retirement Plan which a person is or may become entitled to as a result of such termination or severance (if any) will be governed by Section 3.2.

(b) Severance Liabilities of Houston. Houston shall be solely responsible for all Liabilities in respect of all the costs of providing the Severance Benefits relating to:

(i) the termination or alleged termination of employment of any Houston Employee (other than any such employee covered by Section 5.6(a)) that occurs on or after the Distribution Date; and

(ii) a Houston Employee’s or Houston Destination LOA Employee’s acceptance of an offer of employment from a Houston Entity in connection with the separation of Houston and Seattle; and

(iii) Former Employees in accordance with the provisions of Section 2.2(a);

provided that, for the avoidance of doubt, any pension or retirement benefits under a Non-U.S. Retirement Plan which a person is or may become entitled to as a result of such termination or severance (if any) will be governed by Section 3.2

(c) Severance Benefits in Excess of Statutory Minimum.

(i) Any Severance Benefits in excess of the applicable statutory minimum severance benefits to be provided by a Houston Entity and reimbursed by a Seattle Entity pursuant to the terms of this Agreement shall be subject to the reasonable prior review and approval of Seattle and Miami, but only if such severance benefits are being paid to an executive in an amount equal to or greater than 3 times such executive’s annual compensation, other than, in any case, with respect to any such amounts mandated by a plan or agreement in effect prior to the Operational Separation Date and the date of the Merger Agreement.

(ii) Any Severance Benefits in excess of the applicable statutory minimum severance benefits to be provided by a Seattle Entity and reimbursed by a Houston Entity, pursuant to the terms of this Agreement, shall be subject to the reasonable prior review and approval of Houston, but only if such severance benefits are being paid to an executive in an amount equal to or greater than 3 times such executive’s annual compensation, other than, in any case, with respect to any such amounts mandated by a plan or agreement in effect prior to the Operational Separation Date.

5.7 Mobility Benefits. All Liabilities in respect of mobility payments and benefits that are due to Houston Employees, Seattle Employees and Former Employees after the Operational Separation Date will be governed by Sections 2.2(a)(i)-(iii) and 2.2(b)(i)-(iii).

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. Subject to applicable Laws, the Parties shall share, and Houston shall cause each other Houston Entity to share, and Seattle shall cause each other Seattle Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Seattle Benefit Plans, the Houston Benefit Plans and the Miami Benefit Plans, as applicable. The Parties and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to participating companies in Houston Benefit Plans generally, and thereafter all participant information shall be provided in a manner and medium as may be mutually agreed to by Houston, Miami and Seattle.

6.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities, labor law or exchange control filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

6.3 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Houston or any other Houston Entity, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Houston Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Houston Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Seattle or any other Seattle Entity, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Seattle Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Seattle Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Miami or any of its Subsidiaries, at any time after the Closing Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Miami Benefit Plan, any benefit under any Miami Benefit Plan or any trust, insurance policy or funding vehicle related to any Miami Benefit Plan.

6.4 Audit Rights With Respect to Information Provided.

(a) Each Party, and its duly authorized representatives, shall have the right, subject to applicable Laws, to conduct reasonable audits with respect to all information required to be provided to it by another Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.5 Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.6 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII

MISCELLANEOUS

7.1 Effect If Effective Time Does Not Occur. If the Separation Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time, or as of the Distribution Date, or otherwise in connection with the Separation Transactions, shall not be taken or occur except to the extent specifically agreed by the Parties.

7.2 Amendment. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing and executed by each Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement. Notwithstanding the foregoing, if the Merger Agreement is terminated for any reason prior to its consummation, Houston and Seattle shall have the authority to amend this Agreement to remove the references to, and participation of, Miami as a party to this Agreement, in their sole discretion, without the written consent of Miami.

7.3 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.4 Affiliates. Each of Houston, Miami and Seattle shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another Houston Entity, a Subsidiary of Miami or a Seattle Entity, respectively.

7.5 Transfer Documents. Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement is inconsistent with a provision of any Transfer Document, the applicable provision of the Transfer Document shall control.

7.6 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.6 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article V (relating to Releases); Sections 6.1-6.9 (relating to Indemnification); Section 7.2 (relating to Confidentiality); Article VIII (relating to Dispute Resolution); and Article IX (relating to Miscellaneous).

7.7 Section 409A of the Code. The Parties acknowledge that the provisions of this Agreement, the Separation Agreement and any Transaction Documents shall be interpreted and implemented in a manner that is intended to avoid the imposition on Houston Employees, Seattle

Employees, Former Employees, Houston Non-Employee Directors or Seattle Non-Employee Directors of taxes under Section 409A of the Code. Notwithstanding the foregoing, neither the Parties nor any of their Affiliates shall have any liability to any Houston Employee, Seattle Employee, Former Employee, Houston Non-Employee Director or Seattle Non-Employee Director in the event that Section 409A applies to any payment in a manner that results in adverse tax consequences for such individual.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

Hewlett Packard Enterprise Company

By:	/s/ Rishi Varma

Name:	Rishi Varma
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

Seattle SpinCo, Inc.

By:	/s/ Tim Stonesifer

Name:	Tim Stonesifer
Title:	Chief Financial Officer

Micro Focus International plc

By:	/s/ Kevin Loosemore

Name:	Kevin Loosemore
Title:	Executive Chairman

[Signature page to the Employee Matters Agreement]